Exhibit 99.16

SEVENTH AMENDMENT

TO THE

RESTATED GRAND CASINOS

401(k) SAVINGS PLAN

WHEREAS, the Restated Grand Casinos 401(k) Savings Plan (the “Plan”) is maintained by Grand Casinos, Inc. (the “Company”);

WHEREAS, it is desirable to amend the Plan to provide for special hardship withdrawals by Plan participants who have been affected by Hurricane Katrina;

WHEREAS, Section 13.1 of the Plan provides that any one of the Vice President of Compensation, Benefits and HRIS of Harrah’s Entertainment, Inc. or the Vice President of Benefits of Harrah’s Entertainment, Inc. has the power to effect Plan amendments that are necessary or appropriate to bring the Plan into conformity with legal requirements or to improve the administration of the Plan, provided that no such amendments may involve an increase in the cost for benefits under the Plan;

WHEREAS, this amendment will improve Plan administration for the Plan Participants and is not expected to increase the cost of any Plan benefits.

NOW, THEREFORE, the Plan is hereby amended, effective as of August 30, 2005, as follows:

By adding the following as new Section 7.8A of the Plan:

“Section 7.8A Special Hardship Withdrawals for Affected Participants.  An Affected Participant (as defined in subsection (e)) may take an in-service withdrawal on account of a Special Hardship (as defined in subsection (c)) in accordance with the rules established by the Committee and subject to the following:

(a)         Subject to subsection (b), a Special Hardship withdrawal shall be available to an Affected Participant from the following Accounts: (i) the Rollover Contribution Account, (ii) the After Tax Contribution Account, (iii) the vested Matching Contribution Account, (iv) the Salary Contribution Account (excluding post-1988 investment earnings) and (v) the Catch-Up Contribution Account (excluding post-1988 investment earnings).

(b)         An Affected Participant’s aggregate Special Hardship withdrawals shall not exceed the lesser of:

(i)         the total amount of his Rollover Contribution Account, After Tax Contribution Account, vested Matching Contribution Account, Salary Contribution Account (excluding post-1988 investment earnings) and Catch-Up Contribution Account (excluding post-1988 investment earnings) reduced by the unpaid amount due on his outstanding loan(s) under the Plan, and

(ii)         the amount which is necessary to satisfy the Special Hardship, including any amounts necessary to pay federal, state or local income taxes or penalties reasonably anticipated to result from the Special Hardship withdrawal

(c)         An Affected Participant will have a “Special Hardship” if the Vice President of Benefits of Harrah’s Entertainment, Inc. determines, in his sole discretion, that the Affected Participant has an immediate and heavy financial need as a result of the damage and disruption caused by Hurricane Katrina and such need may not be relieved from other resources that are reasonably available to the Affected Participant. To the extent that the Vice President of Benefits of Harrah’s Entertainment, Inc. does not have any actual knowledge to the contrary, he can rely upon the Affected Participant’s representation that the need cannot reasonably be relieved:

(i)            Through reimbursement or compensation by insurance or otherwise;

By liquidation of his assets, including those of his spouse and minor children that are reasonably available to him;

By stopping Salary Deferral Contributions (including Catch-up Contributions) and After Tax Contributions under the Plan;

By taking other currently available distributions or nontaxable loans from any plan; or

(v)           By borrowing a sufficient amount from commercial sources on reasonable commercial terms.

(d)         This Special Hardship withdrawal is provided in addition to other withdrawals and loans available under the Plan.

(e)         For purposes of this Section, an “Affected Participant” shall mean a Participant who was employed at one of the casinos at the Grand Biloxi, the Grand Gulfport or the Gulfport Regional Center on August 29, 2005 and who remains an Employee on and after his Special Hardship withdrawal request.”

2.          By amending Section 7.9(b)(i)(D) of the Plan to read as follows:

“(D)         Any distribution on account of hardship in accordance with Section 7.8 or Section 7.8A.”

IN WITNESS WHEREOF, the undersigned officer of Harrah’s Entertainment, Inc. hereby executes this Seventh Amendment to the Plan on this 13th day of September, 2005.

By:	/s/ Nizar Jabara
Name:	Nizar Jabara
Title:	Vice President of Compensation, Benefits & HRSS